Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fiscal 2020 First Quarter Results

VONORE, Tenn. – November 7, 2019 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2020 first quarter ended September 29, 2019.

First Quarter Highlights:

•	Net sales increased to $109.8 million, up 17.2 percent from $93.6 million in the prior-year period.
•	GAAP net income was $8.6 million, up slightly from $8.5 million in the prior-year period.
•	GAAP diluted earnings per share increased in the first quarter by $0.01, up 2.2 percent to $0.46, from the prior year period.
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.53 compared to $0.54 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, rose 5.7 percent to $15.9 million from $15.0 million in the prior-year period.
•	New luxury day boat brand, Aviara, began selling during the first quarter and is included in our MasterCraft segment results.

Fred Brightbill, interim Chief Executive Officer, commented, “MasterCraft Boat Holdings delivered strong operational results in the fiscal first quarter. The continued successful execution of our operational excellence and product development initiatives across all our brands led to record first-quarter results in net sales and adjusted earnings. Despite a challenging retail demand environment this past summer due principally to bad weather, the combined strength of our brands and improved retail activity in the fiscal first quarter of 2020 led to improved dealer inventory levels at the end of the quarter. We remain on course to drive continued dealer inventory improvements through the boat show season, allowing for healthy dealer pipelines ahead of the peak summer selling season and beyond.”

“As I assume the role of interim CEO, I look forward to working alongside the long-tenured, industry-veteran leadership team and seasoned and dedicated employees at MasterCraft, Aviara, NauticStar and Crest to support them in executing the strategic objectives currently underway,” Brightbill concluded.

First Quarter Results

Net Sales for the first quarter were $109.8 million, an increase of $16.1 million, or 17.2 percent, compared to $93.6 million for the prior-year period. The increase was primarily due to:

•	the inclusion of Crest, acquired during the second quarter of 2019, which contributed incremental net sales of $18.9 million;

•	a $0.6 million increase for NauticStar driven by higher wholesale average selling prices due to a greater mix of larger products and price increases, partially offset by lower unit sales volumes; and
•

a $3.3 million decrease for the MasterCraft segment, primarily due to lower unit sales volumes for our MasterCraft brand as we work to right-size our dealer inventory levels after the weather-impacted summer selling season, partially offset by a richer mix of higher-priced and higher-contented models. The decrease for the MasterCraft brand was partially offset by the start of sales for our new Aviara brand.

Gross profit increased $2.3 million, or 10.0 percent, to $25.5 million compared to $23.2 million for the prior-year period. The increase was primarily due to the inclusion of Crest which grew gross profit by $2.6 million.

Consolidated gross margin percentage decreased primarily due to the inclusion of Crest, as Crest generates a lower gross margin percentage than our MasterCraft segment. This dilutive effect on consolidated gross margin percentage was partially offset by margin improvement at our MasterCraft segment, driven by price increases, lower discounts and lower materials cost relative to gross sales at our MasterCraft brand, and at NauticStar, primarily driven by price increases and operational efficiencies.

Operating expenses increased $1.2 million, or 10.7 percent, to $12.8 million for the first quarter compared to $11.6 million for the prior-year period. The increase was primarily due to:

•	the inclusion of Crest which added $2.2 million; partially offset by
•	a $1.1 million decrease at our MasterCraft segment due to lower acquisition-related costs and lower selling and marketing costs partially offset by higher legal and professional fees.

Net Income for the first quarter was $8.6 million, or $0.46 per share, reflecting an increase of $0.2 million, or 1.9 percent, compared to $8.5 million, or $0.45 per share, for the prior-year period. Adjusted Net Income of $10.1 million, or $0.53 per share, on a fully diluted, weighted average share count of 19.0 million shares, was computed using the company’s estimated annual effective tax rate of approximately 23.0 percent. This compares to Adjusted Net Income of $10.2 million, or $0.54 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $15.9 million for the first quarter, compared to $15.0 million in the prior-year period. Adjusted EBITDA margin was 14.5 percent, down from 16.0 percent in prior-year period principally due to the dilutive effect of Crest.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Said Brightbill, “We are bullish on the long-term prospects of both the markets we serve and the brands we own, despite any near-term fluctuations. The launch of our new Aviara brand is being extremely well received by our dealer partner, MarineMax, and consumers alike, and we’ve made significant improvements in our dealer pipeline inventory through our first fiscal quarter. As we continue to navigate the challenges ahead, including economic, trade and political uncertainty, we remain steadfast in our focus to prudently manage the company and position it for long-term success. We will use the transition to a new CEO as an opportunity to build on the company’s historical success and position it for the next stage of growth.”

Given the above-mentioned factors, the company’s consolidated fiscal 2020 outlook remains as follows:

•	Net Sales – down low-single digit percent
•	Adjusted EBITDA Margin – down 50 to 100 basis points
•	Adjusted Earnings per Share – down high-single digit percent

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss first quarter 2020 results today, November 7, 2019, at 10:00 a.m. EST. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 4536166. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 4536166. The audio replay will be available beginning at 12 p.m. EST on Thursday, November 7, 2019, through 11:59 p.m. EST on Thursday, November 21, 2019.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,”

“estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2020 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2020.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2019 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended September 29, 2019

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	September 29,	September 30,
	2019	2018

Net sales	$109,789	$93,641
Cost of sales	84,256	70,438
Gross profit	25,533	23,203
Operating expenses:
Selling and marketing	4,064	4,290
General and administrative	7,785	6,772
Amortization of other intangible assets	987	530
Total operating expenses	12,836	11,592
Operating income	12,697	11,611
Other expense:
Interest expense	1,344	920
Income before income tax expense	11,353	10,691
Income tax expense	2,730	2,226
Net income	$8,623	$8,465

Earnings per common share:
Basic	$0.46	$0.45
Diluted	$0.46	$0.45
Weighted average shares used for computation of:
Basic earnings per share	18,723,845	18,646,039
Diluted earnings per share	18,770,756	18,768,764

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 29,	June 30,
	2019	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,411	$5,826
Accounts receivable, net of allowances of $248 and $281, respectively	9,287	12,463
Income tax receivable	1,415	951
Inventories, net	34,914	30,660
Prepaid expenses and other current assets	4,560	4,464
Total current assets	56,587	54,364
Property, plant and equipment, net	35,982	33,636
Goodwill	74,030	74,030
Other intangible assets, net	78,811	79,799
Deferred income taxes	6,090	6,240
Deferred debt issuance costs, net	424	451
Finance lease assets	4,115	—
Operating lease assets	942	—
Other long-term assets	253	253
Total assets	$257,234	$248,773
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,974	$17,974
Income tax payable	—	426
Accrued expenses and other current liabilities	41,581	41,421
Current portion of long-term debt, net of unamortized debt issuance costs	8,734	8,725
Total current liabilities	67,289	68,546
Long-term debt, net of unamortized debt issuance costs	105,121	105,016
Operating lease liabilities	613	—
Unrecognized tax positions	3,102	2,895
Total liabilities	176,125	176,457
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,838,997 shares at September 29, 2019 and 18,764,037 shares at June 30, 2019	189	188
Additional paid-in capital	115,751	115,582
Accumulated deficit	(34,831)	(43,454)
Total stockholders' equity	81,109	72,316
Total liabilities and stockholders' equity	$257,234	$248,773

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	September 29,	September 30,
	2019	2018	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	741	848	(12.6)%
NauticStar	396	426	(7.0)%
Crest	526	—
Consolidated unit sales volume	1,663	1,274	30.5%
Net Sales:
MasterCraft	$72,913	$76,234	(4.4)%
NauticStar	17,995	17,407	3.4%
Crest	18,881	—
Consolidated net sales	$109,789	$93,641	17.2%
Net sales per unit:
MasterCraft	$98	$90	8.9%
NauticStar	45	41	9.8%
Crest	36	—
Consolidated net sales per unit	66	74	(10.8)%
Gross margin percentage	23.3%	24.8%	-150 bpts

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include non-cash share-based compensation, transaction expenses associated with acquisitions, and Aviara (new brand) startup costs. We define Adjusted EBITDA Margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include non-cash other intangible asset amortization, non-cash share-based compensation, transaction expenses associated with acquisitions, and Aviara (new brand) startup costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our core and/or ongoing operations. Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	Three Months Ended
	September 29, 2019	September 30, 2018
	(Dollars in thousands)
Net income	$8,623	$8,465
Income tax expense	2,730	2,226
Interest expense	1,344	920
Depreciation and amortization	2,371	1,435
EBITDA	15,068	13,046
Transaction expense(a)	—	1,318
Aviara start-up costs(b)	308	280
Share-based compensation	512	384
Adjusted EBITDA	$15,888	$15,028
Adjusted EBITDA margin	14.5%	16.0%

(a)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first model, the AV32, during the first quarter of 2020 and we expect to begin selling two more models, the AV36 and the AV40, late in fiscal 2020. Start-up costs for the first quarter of 2020 are related to the AV36 and AV40 models. Start-up costs for the first quarter of 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust EBITDA for Aviara start-up costs through fiscal 2020.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended
	September 29, 2019	September 30, 2018
	(Dollars in thousands, except for share and per share amounts)
Net income	$8,623	$8,465
Income tax expense	2,730	2,226
Transaction expense(a)	-	1,318
Amortization of acquisition intangibles	960	503
Aviara start-up costs(b)	308	280
Share-based compensation	512	384
Adjusted Net Income before income taxes	13,133	13,176
Adjusted income tax expense(c)	3,021	2,965
Adjusted Net Income	$10,112	$10,211

Adjusted net income per common share
Basic	$0.54	$0.55
Diluted	$0.53	$0.54
Weighted average shares used for the computation of:
Basic Adjusted net income per share	18,723,845	18,646,039
Diluted Adjusted net income per share(d)	18,960,678	18,874,494

(a)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first model, the AV32, during the first quarter of 2020 and we expect to begin selling two more models, the AV36 and the AV40, late in fiscal 2020. Start-up costs for the first quarter of 2020 are related to the AV36 and AV40 models. Start-up costs for the first quarter of 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust EBITDA for Aviara start-up costs through fiscal 2020.

(c)	Reflects income tax expense at an estimated annual effective income tax rate of 23.00% for the current period and 22.50% for the prior-year period.
(d)	See table below for reconciliation of weighted average shares used for computation of Basic earnings per share to weighted average shares used for Dilutive Adjusted Net Income per share.

The following table presents the reconciliation of weighted average shares used for computation of Basic earnings per share to weighted average shares used for Diluted Adjusted Net income per share:

	Three Months Ended
	September 29, 2019	September 30, 2018
Weighted average shares used for computation of Basic earnings per share	18,723,845	18,646,039
Dilutive effect of outstanding stock options(a)	22,202	65,354
Dilutive effect of outstanding restricted share awards/units(b)	214,631	163,101
Weighted average shares used for the computation of Diluted Adjusted Net Income per share	18,960,678	18,874,494

(a)

Represents the dilutive effect of stock options calculated using the treasury stock method, but instead of using the average market price, the market price on the last business day of the period is used.

(b)	Represents the dilutive effect of restricted stock awards (“RSAs”) and performance share units (“PSUs”) assuming the total outstanding awards/unit at each period end are fully dilutive.

The following table presents the reconciliation of net income per diluted share to Adjusted net income per diluted weighted average share for the periods presented:

	Three Months Ended
	September 29, 2019	September 30, 2018
Net income per diluted share	$0.46	$0.45
Impact of adjustments:
Income tax expense	0.15	0.12
Transaction expense(a)	—	0.07
Amortization of acquisition intangibles	0.05	0.03
Aviara startup costs(b)	0.02	0.01
Share-based compensation	0.03	0.02
Adjusted Net income per diluted share before income taxes	0.71	0.70
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.16)	(0.16)
Impact of increased share count(d)	(0.02)	—
Adjusted Net Income per diluted weighted average share	$0.53	$0.54

(a)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first model, the AV32, during the first quarter of 2020 and we expect to begin selling two more models, the AV36 and the AV40, late in fiscal 2020. Start-up costs for the first quarter of 2020 are related to the AV36 and AV40 models. Start-up costs for the first quarter of 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust EBITDA for Aviara start-up costs through fiscal 2020.

(c)	Reflects income tax expense at an estimated annual effective income tax rate of 23.00% for the current period and 22.50% for the prior-year period.
(d)

Reflects the impact of increased share counts giving effect to the exchange of all RSAs, the vesting of all PSUs and for the dilutive effect of stock options included in outstanding shares and rounding.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Vice President, Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

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